Exhibit 10.2

                                LICENSE AGREEMENT

     This License Agreement ("Agreement") is made and entered into this 24th of November, 2004 (the "Effective Date"), by and between ACCELR8 TECHNOLOGY CORPORATION, a Colorado corporation, having its principal office at 7000 North Broadway, Bldg 3-307, Denver, CO S0221 (hereinafter "Accelr8") and SCHOTT Jenaer Glas GmbH, having its principal office at Otto-Schott-Strasse 13,07745 Jena, Germany (hereinafter "Schott"). Accelr8 and Schott may be referred to herein individually as a "Party" and collectively as the "Parties."

                                   WITNESSETH

     WHEREAS, Accelr8 has developed proprietary surface chemistry and coating technology; and

     WHEREAS, Schott desires to obtain a license to utilize such technology in a standard product that it will market and distribute to certain markets, and Accelr8 so agrees, subject to the terms and conditions of this Agreement; and

     WHEREAS, the Parties simultaneously execute a Supply Agreement

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, do hereby agree as follows:

                              ARTICLE l DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.01 "Acce1r8 Intellectual Property" means the Accelr8 Know-How and Accelr8 Patents.

1.02 "Accelr8 Know-How" means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, processes (including manufacturing and quality control processes), knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and (b) compounds, compositions of matter, complexes and physical, biological or chemical material, which exist as of the Effective Date and are related to Accelr8's proprietary surface chemistry and coating technology.

1.03 "Accelr8 Patents" means (a) those Patents and Patent Applications listed in Appendix A and (b) any Patents owned or licensed (with a right of sublicense) by Accelr8 that cover the Process Improvements.

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1.04 "Affiliate" means every corporation, or entity, which, directly or indirectly, or through one or more intermediaries, controls, is controlled by, or is under common control with a Party, as well as every officer, director, agent and representative of any such corporation or entity. For the purposes of the foregoing definition, the word "control" (including, with correlative meaning, the terms "controlled by" or "under common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50010) of the voting stock of such entity, or by contract or otherwise.

1.05 "Calendar Quarter" means any period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.06 "Confidential Information" has the meaning set forth in ss. 8.01.

1.07 "Effective Date" means the date specified in the first paragraph of this Agreement.

1.08 "Exclusive Field of Use" means micro arraying applications in which the entity printed, spotted, or otherwise arrayed onto the Licensed Product is a protein or a peptide.

1.09 "Hydrogen Coatings" means coatings comprising hydrophilic polymers used to immobilize molecules and other materials for the purpose of micro arraying.

1.10 "Improvements" means inventions, discoveries, works of authorship, trade secrets, know-how or developments, whether or not patentable, that are made, conceived, reduced to practice or otherwise generated during the Term, which are improvements, modifications or other developments to the Licensed Product (including, without limitation, the manufacturing processes for such products and/or the OptiChem coating technology), the Accelr8 Technology or the OptiChem coating technology.

1.11 "Inventions" means all Improvements, inventions, discoveries, processes, works of authorship, trade secrets and other know-how, developments or the like, whether or not patentable, that are made, conceived, reduced to practice or otherwise generated solely by a Party or jointly by the Parties as a result of this Agreement (including, without limitation, Inventions related to the Licensed Product or its manufacture).

1.12 "Licensed Product" means the product described in Appendix B.

1.13 "Net Sales" means the actual gross selling price of Licensed Products by Schott or its Affiliates, and their respective agents, contractors or distributors, whether invoiced or not, less (a) discounts allowed in amounts customary in the trade to the extent actually granted, (b) sales/tariff duties and/or taxes directly invoiced and paid, (c) outbound transportation prepaid, and (c) amounts credited on returns. Net Sales shall also include the fair market value of any non-cash consideration received for the sale, lease or transfer of Licensed Products.

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1.14 "Non-Exclusive Field of Use" means micro arraying applications not included in the Exclusive Field of Use.

1.15 "Patents" means:

     (a) United States and foreign patents and/or patent applications and/or provisional patent applications:

     (b) United States and foreign patents issued from the applications described in (a) above and from divisional and continuations of these applications;

     (c) U.S. and foreign continuation-in-part applications, and the resulting patents of any of the U.S. and foreign applications described in (a) or (b) above or this paragraph (c); and

     (d) any reissues of United States and foreign patents described in (a), (b) or (c) above.

1.16 "Process Improvements" means any Improvements to the processes for the manufactured of the Licensed Product

1.17 "Renewal Term" means the one (1) year renewal term described in ss.11.01.

1.18 "Stock Product" means a product that has a single, standard set of specifications (including materials and dimensions), publicly available at all times to all Schott customers.

1.19 "Term" means the term of this Agreement, as determined in accordance with
     Article 11.

1.20 "Third Party" means any entity or person other than Accelr8 or Schott.

                           ARTICLE 2. GRANT OF RIGHTS

2.01 Accelr8 hereby grants, and Schott accepts, during the Term and subject to the terms and conditions of this Agreement, a worldwide, non-transferable (except as provided in ss.13.01), royalty-bearing license under the Accelr8 Intellectual Property to make, use, sell offer to sell import and export the Licensed Product (a) on an exclusive basis in the Exclusive Field of Use, and
(b) on a non-exclusive basis in the Non-Exclusive Field of Use. Notwithstanding the foregoing, the license to the Licensed Product in the Exclusive Field of Use (as granted above in this ss.2.01) shall become non-exclusive as provided in ss.5.02(b). The foregoing license also permits Schott to combine the Licensed Product with Schott's MPX technology, provided that Schott's license to make, use, sell, offer to sell, import and export the combined product is in accordance with the license granted in the prior sentence.

     Accelr8 shall provide Schott with all information necessary to produce and market Licensed Products, including descriptions or specifications of machines, components and materials used for the production. Accelr8 shall provide Schott with a detailed and complete documentation of Accelr8's production processes within sixty (60) days after the Effective Date. Accelr8 will also provide training for Schott's production staff under the terms of ss.3.05, which the Parties intend to include one (1) senior scientist of Accelr8 being on-site at a Schott facility for one (1) week.

2.02 The license and rights granted by Accelr8 in ss.2.01 are subject to the following:

     (a) Schott may not sublicense the license and rights granted to its hereunder to any Third Party, including, without limitation, any Affiliate;

     (b) the Licensed Product must be a Stock Product;

     (c) the Licensed Product must be appropriately labeled for use and sale, with restrictions in the instructions for use prohibiting use for medical purposes.

     (d) Schott acknowledges that the license granted to it hereunder does not include any Improvements developed during the Term, except for the Process Improvements.

2.03 Notwithstanding anything to the contrary in this Agreement, Acce1r8 reserves the right to make and use the Licensed Product in its own facility for its own use (not for resale) in all fields of use (including, without limitation, the Exclusive Field of Use), and to purchase the Licensed Product for use and sale in all fields of use from Schott under terms and conditions described in Article 4 with the exception that Accelr8 agrees not to sell the Licensed Product to any Third Party who Accelr8 knows is a competitor to Schott as listed, but not limited to, in Appendix C and not to sell the Licensed Products to any Third Party already buying the Licensed Products from Schott or already in contact with Schott related to the Licensed Product.

2.04 Accelr8 hereby reserves all rights in and to the Accelr8 Intellectual Property not expressly granted to Schott hereunder, including, without limitation, the right to make, have made, use, sell, offer to sell, import and export the Licensed Product outside the Exclusive Field of Use, with the exception that Accelr8 agrees not to sell the Licensed Product to any Third Party who Accelr8 knows is a competitor to Schott as listed, but not limited to, in Appendix C and intends to distribute the Licensed Product for use in the Non-Exclusive Field of Use without modification, without incorporation into said party's own products or packaged application kits, or without related services or other value added form that is differentiated from Schott's commercial offering of the Licensed Product.

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                   ARTICLE 3. DILIGENCE AND COMMERCIALIZATION

3.01 As between the Parties, Schott shall control and be responsible for, at its sole expense and in its sole discretion, the manufacturing and commercialization of the Licensed Products, subject to the requirements of ss.3.02.

3.02 (a) Schott shall use reasonable efforts to market, promote and sell Licensed Products in the Exclusive Field of Use throughout the Term of this Agreement

     (b) Schott will offer for sale in its product listings, price listings, catalogues and the like the Licensed Product throughout the Tenn.

     A failure of Schott to satisfy any of its obligations under ss.3.02 shall be deemed a material breach of this Agreement

3.03 Accelr8 shall be the sole supplier of technology for Hydrogel Coatings to Schott, except where Patents or other intellectual property owned by a Third Party, or manufacturing issues related to the Accelr8 Intellectual Property, prevent commercialization of products by Schott.

3.04 The Parties may provide each other with all freedom to operate opinions and other similar information related to the manufacture, use, sale or import of the Licensed Product as contemplated hereunder. Said freedom to operate opinions and other similar information shall be subject to the confidentiality terms described in ss.8.01.

3.05 Each of the Parties will provide to the other Party, on a time and materials basis as reasonably requested by the other Party, technical support and consulting services related to the Licensed Product subject to mutual agreement on applicable terms and conditions. Specifically, Schott agrees to 'pay Accelr8 for services related to preparing documentation and training Schott's production staff as stated in ss.2.01 and under the terms of ss.5.04.

3.06 The Parties will cooperate in the marketing and promotion of the Licensed Products, provided that Accelr8 is not obligated to expend resources other than those it is compensated for under ss.3.05 herein. Such cooperation may include, without limitation, the sharing of market information, customer information and customer leads. Without limiting the generality of the foregoing, Schott will provide to Accelr8 within forty (40) days after the end of each Calendar Quarter a written report about all sales of the Licensed Product during such calendar Quarter, and a disclosure of the lowest price invoiced or offered to any customer for the Licensed Products during such Quarter. In addition, Schott will use reasonable efforts to notify Accelr8 of any misuse of the Licensed Product (i.e., any use not in accordance with the applicable instructions for use for the Licensed Product) by any Third Party, and will stop all sales of Licensed Products as promptly as is practical to such Third Party.

                        ARTICLE 4. ADDITIONAL AGREEMENTS

4.01 Schott shall supply to Accelr8 units of the Licensed Product that it orders from time to time during the Term at a price equal to the lesser of thirty five percent (35%) off the then-current list price (which list price is initially Eighteen Dollars and Fifty Cents ($18.50), or the lowest price offered by Schott to any Third Party. Each Party agrees to notify the other in the event of a change in list price.

                      ARTICLE 5. PAYMENTS AND PAYMENT TERMS

5.01 Initial Fee. On the Effective Date, Schott shall pay to Accelr8 a non-refundable fee of One Hundred Thousand Dollars ($100,000). Fifty Thousand Dollars ($50,000) of such fee shall be credited against future royalties payable pursuant to ss.5.02 ("Prepaid Royalties").

5.02 Royal Payments. Subject to the other terms and conditions of this
Agreement:

     (a) During the first two (2) years during the Term ("Initial Term"), Schott shall pay Accelr8 a royalty payment equal to six percent (6%) of Net Sales of Licensed Products; provided, however, that if the total Net Sales during the Initial Term equal or exceed One Million One Hundred Twenty Five Thousand Dollars ($1,125,000), then the total royalty payable by Schott under this paragraph (a) for the Initial Term shall be a flat fee of Ninety Thousand Dollars ($90,000).

     (b) If the Term is extended for the Renewal Term as provided in the second sentence of Section 11.01, and if Schott desires to retain the exclusive license to the Licensed Product in the Exclusive Field of Use during the Renewal Term, then Schott shall pay Accelr8 a renewal fee equal to (i) Ninety Thousand Dollars ($90,000) on or before the start of the Renewal Term, plus (ii) a royalty of six percent (6%) of Net Sales of Licensed Products during the Renewal Term; provided, however, that if Net Sales of Licensed Products during the Renewal Term equal of exceed One Million Eight Hundred Seventy Five Thousand Dollars ($1,875,000), then the total royalty payable by Schott under this item (ii) for the Renewal Term shall be a flat fee of One Hundred Fifty Thousand Dollars ($150,000). Any failure of Schott to pay the royalties required in item (i) above shall automatically convert the exclusive license granted to Schott in ss.2.01(a) to a non-exclusive license during the Renewal Term. The flat fee described in item (ii) above for the Renewal Term is in addition to the initial fee of $90,000 payable under item (i) above, and any fees or royalties paid for the Initial Term.

     (c) If the Term is extended for the Renewal Term as provided in ss.11.01, and if Schott does not make the required royalty payment in ss.5.02(b)(i) (in order to retain the exclusive license to the Licensed Product in the Exclusive Field of Use during the Renewal Term), then Schott will have a non-exclusive license to the Licensed Product during the Renewal Term and Schott shall pay Accelr8 a royalty payment equal to six percent (6%) of Net Sales of Licensed Products during the Renewal Tenn.

     (d) No royalties shall be payable by Schott to Accelr8 under this ss.5.02 until the Prepaid Royalties are exhausted.

5.03 No royalties or flat fees shall be payable by Schott to Accelr8 for the Licensed Products purchased by Schott from Acce1r8 under the Supply Agreement executed simultaneously or any other Supply agreement executed prior or simultaneously or after the execution of this License Agreement.

All royalty amounts payable to Accelr8 under this Agreement shall be paid as provided in ss.5.02 above, with all royalties on Net Sales of Licensed Products payable (including the balance of any flat fee royalty payment) within forty
(40) days after the end of the Calendar Quarter in which the Net Sales giving rise to the royalty payment obligation were made. Each payment of royalty payments shall be accompanied by the report described in ss.6.01.

5.04 Schott will pay to Accelr8 the sum of Fifteen Thousand dollars ($15,000) for services related to production Know-How transfer as identified in ss.3.05 and ss.2.01. This fee does not include reimbursement of reasonable direct expenses, such as travel, which Schott agrees to provide.

5.05 Except as set forth below, all payments hereunder shall be payable in U.S. dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the rate of exchange for the currency of the country from which the royalties are payable as published by The Wall Street Journal, East Coast Edition, on the final day of the Calendar Quarter for which a payment is due. In any country where conversion of the local currency is blocked and such currency cannot be removed from the country, at the election of Accelr8 royalties accrued in that country may be paid to Accelr8 in that country in local currency by deposit in a local bank designated by Accelr8. All payments other than those specified in the preceding sentence shall be payable to Accelr8 by wire transfer, in immediately available funds, to a bank account as may be designated by Accelr8 in writing from time to time.

5.06 If laws or regulations require that taxes be withheld from royalty payments due to Accelr8 hereunder, Schott shall have the right to (a) deduct such taxes from the royalty payment due to Accelr8 hereunder, (b) timely pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment (including certification of receipt by the taxing authority) to Accelr8 within fifty (50) days following such tax payment Notwithstanding the foregoing, Schott shall cooperate with Accelr8 and shall execute and deliver such documents and take such other actions as Accelr8 may reasonably request, for the purpose of (x) obtaining an exemption from the tax withholding requirements of any foreign country, (y) obtaining a refund of any taxes actually withheld by Schott and paid to a foreign country pursuant to tax withholding requirements, and (z) otherwise seeking to lawfully mitigate the amount of taxes required to be withheld from any payments due to Accelr8 hereunder pursuant to applicable foreign tax law.

5.07 Any amounts not paid by Schott when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Accelr8 has actually received payment at a rate equal to the sum of two percent (2%) plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, East Coast Edition, calculated daily on the basis of a 365-day year, or similar reputable data source, or, if lower, the highest rate permitted under applicable law. The payment of such interest shall not limit Accelr8 from exercising any other rights or remedies it may have as a consequence of the lateness of any payment.
5.08 On sales of Licensed Products by Schott that are made in other than arm's-length transactions, the value of the Net Sales attributed under this
Article 5 to such a transaction shall be that which would have been received in an arm's-length transaction, based on a like transaction at that time.

                     ARTICLE 6. REPORTS, RECORDS AND AUDITS

     Schott shall, without request by Accelr8, render to Acce1r8 written accounts for each Calendar Quarter of the Net Sales of Licensed Products made during such Calendar Quarter and shall pay to Accelr8 the royalties due on such Net Sales, if any, in accordance with this Article 6. The written report shall be in the form mutually agreed upon by the Parties, but will include the information required in ss.3.06.

6.02 Schott shall keep accurate records in sufficient detail to reflect its operations under this Agreement and to enable the royalties accrued and payable under this Agreement to be determined. Such records shall be retained for at least three (3) years after the close of the period to which they pertain, or for such longer time as may be required to finally resolve any question or discrepancy raised by Accelr8.

6.03 Upon the request of Accelr8, with reasonable notice, Schott shall permit an independent public accountant selected and paid by Acce1r8, and bound to confidentiality, to have access during regular business hours to such records as may be necessary to verify the accuracy of royalty payments made or payable hereunder. Said accountant shall disclose any such information acquired by it to Acce1r8 only to the extent that such information should properly have been contained in the royalty reports required under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then Schott shall reimburse Accelr8 for the cost of the inspection and pay the amount of the underpayment including any interest as required by this Agreement.

      ARTICLE 7. INTELLECTUAL PROPERTY; PROSECUTION; COSTS AND ENFORCEMENT

7.01 Ownership of Inventions and Information. Ownership of Inventions shall be determined in accordance with the following rules:

     (a) Schott shall own any Inventions (including all intellectual property rights therein) that it solely makes or conceives ("Schott Inventions").

     (b) Accelr8 shall own any Inventions (including all intellectual property rights therein) that it solely makes or conceives.

     (c) For any Inventions (including all intellectual property rights therein) that the Parties jointly make or conceive ("Joint Inventions"), the Parties shall jointly own any Joint Inventions, subject to the restrictions in ss.7.01(e).

     (d) For all Joint Inventions that are jointly owned by the Parties, each Party is free to utilize such Joint Invention without accounting or reporting to the other Party, except that neither Party will assign, license, sublicense, sell, distribute or otherwise transfer any such Joint Inventions to any competitor of the other Party.

7.02 Prosecution and Maintenance of Patents. Each Party shall control the preparation, filing, prosecution and maintenance (including without limitation conducting or participating in interferences or oppositions), at its own expense, of any and all Patents that it owns. The Parties shall jointly control the preparation, filing, prosecution and maintenance (including without limitation conducting or participating in interferences or oppositions), of any and all Patents that are jointly owned by the Parties ("Joint Patents"), and to, equally share all outside legal fees and expenses associated therewith. However, if a Party desires not to file, prosecute, issue or maintain an application for a Joint Patent in any particular country or jurisdiction, such Party shall notify the other Party of its intention not to do so, and with such notice shall relinquish its interest in the same (i.e., shall have no further ownership interest in, license or right to use, or any costs associated therewith) in such particular country or jurisdiction, and the other Party shall have the right, but not the obligation to file, prosecute, issue or maintain in its name such application or patent embodying a Joint Patent in such particular country or jurisdiction at its own expense.

7.03 Cooperation of the Parties. At the reasonable request of the responsible Party, the other Party agrees to reasonable efforts to cooperate in the preparation, filing, prosecution, maintenance and defense of any Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming an Invention. Such cooperation includes, but is not limited to:

     (a) executing all papers and instruments (including assignment documents), or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of inventions set forth in ss.7.01, and Patents claiming such inventions, and to enable the responsible Party to apply for and to prosecute patent applications in any country; and

     (b) promptly informing the other Party of any matters coming to the first Party's attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

7.04 Infringement by Third Parties. Each Party agrees to inform the other Party promptly in writing of any suspected infringement of the Accelr8 Technology, the Licensed Product and/or the Patents resulting from any Inventions. The Party owning the applicable Patent shall have the sole right to institute suit against such Third Party, provided that the other Party shall provide all reasonable cooperation and assistance that may be requested by the first Party, at the first Party's expense, in any such suit, which cooperation may include joining in such suit.

                   ARTICLE 8. CONFIDENTIALITY AND PUBLICATIONS

8.01 In the performance of this Agreement, each Party may disclose directly or indirectly to the other party certain confidential information, orally or in writing or both, including, but not be limited to, marketing plans, cost or price data, customer or supplier information, technical information, patent applications, and patent prosecution documents regarding the Accelr8 Technology or the Licensed Product (collectively, "Confidential Information"). Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the disclosing Party, the Parties agree that, during the Term for at least five (5) years and thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly' provided for in this Agreement any Confidential Information. A Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Neither Party will use any Confidential Information of any other Party for any purpose or in any manner that would constitute a violation of any laws or regulations, including, without limitation, the export control laws of the United States. Neither Party may reproduce any Confidential Information of any other Party in any form except as required to accomplish the intent of this Agreement Neither Party may disclose Confidential Information of any other Party to any employee, agent, consultant, or sub-licensee who does not have a reasonable need for such information for purposes of performance under this Agreement and who is not subject to binding obligations of confidentiality and limited use at least as restrictive as those of this Article 8. In particular, neither Party will disclose to a Third Party any legal opinions with regard to Accelr8's Intellectual Property without first obtaining a "Community of Interest" agreement from such Third Party that includes Accelr8 as named in the Community of Interest. Each Party will use at least the same standard of care as it uses to protect its own proprietary or confidential information of a similar nature to prevent unauthorized disclosures or uses of Confidential Information of the other Party, but in no event less than reasonable care. Each Party will promptly notify the disclosing Party upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

8.02 The obligations of confidentiality and non-use of Confidential Information set forth in ss.8.01 above shall not apply to any information that, as shown by competent proof:

     (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party in breach hereof, generally known or available;

     (b) is known by the receiving Party at the time of receiving such information, as shown by contemporaneous written records;

     (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

     (d) is independently developed by the receiving Party without use of or reference to Confidential Information of the other Party, as shown by independent, contemporaneous written records; or

     (e) is the subject of a prior, express, written permission to disclose provided by the disclosing Party.

     The Parties agree that the material financial terms of this Agreement shall be considered Confidential Information of both Parties. Notwithstanding the foregoing, the Parties may disclose such terms to bona fide potential corporate partners, potential investors or merger or acquisition partners, and to financial underwriters and legal and financial advisors; provided. that all such disclosures shall be made only to such parties under obligations of confidentiality and non-use and provided the other Party is informed to whom such disclosures will be made.

8.03 Each of the Parties may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary for:

     (a) complying with applicable court orders or governmental regulations.

     Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of any other Party's Confidential Information pursuant to ss.8.03 it will give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the other Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, each of the Parties agrees to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the parties with the United States Securities and Exchange Commission or as otherwise required by law.

8.04 Each Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, which utilizes Confidential Information of the non-publishing Party. Before any such material is submitted for publication, the Party proposing publication shall deliver a complete copy to the non-publishing Party whose Confidential Information is utilized therein, at least thirty (30) days prior to submitting the material to a publisher or initiating any other disclosure. The non-publishing Party shall review any such material and give its comments to the Party proposing publication within thirty
(30) days of the delivery of such material to the non-publishing Party. With respect to oral presentation materials and abstracts, the non-publishing Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Party proposing publication with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the non-publishing Party. The publishing Party shall comply with the non-publishing Party's requests to delete references to the non-publishing Party's Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional ninety (90) days for the purpose of preparing and filing appropriate patent applications.

8.05 The Parties shall issue a mutually acceptable press regarding this Agreement and the Parties' collaboration upon execution of this Agreement.

              ARTICLE 9. REPRESENTATIONS, WARRANTIES AND COVENANTS

9.01 ACCELR8 IS LICENSING AND PROVIDING THE ACCELR8 TECHNOLOGY ON AN "AS IS" BASIS, AND IT MAKES NO REPRESENTATIONS NOR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE ACCELR8 TECHNOLOGY OR THE USE, SALE, IMPORT, EXPORT OR OTHER DISPOSITION BY SCHOTT, ITS AFFILIATES, SUB-LICENSEE(S), OR THEIR VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE, MANUFACTURE, SALE OR IMPORT OF LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, SERVICE MARK, OR OTHER RIGHTS OF ANY THIRD PARTY.

9.02. Accelr8 and Schott each hereby represent and warrant to the other as follows:

     (a) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority and the legal right to (i) own and operate its property and assets, (ii) carry on its business as it is now being conducted and as contemplated in this Agreement, and (iii) enter into this Agreement and to carry out the provisions hereof;

     (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and

     (c) (i) this Agreement is legally binding upon it and enforceable in accordance with its terms, and (ii) the execution, delivery and performance of this Agreement by it does not conflict with any written agreement, instrument or understanding to which it is a party or by which it may be bound, or violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.03 Nothing in this Agreement shall be construed as:

     (a) A warranty or representation by Acce1r8 to the validity or scope of any of the Accelr8 Patents;

     (b) A warranty or representation that the Accelr8 Technology or anything made, used, sold, imported or otherwise disposed of under the licenses granted hereunder (including. without limitation, the Licensed Product) will or will not infringe patents, copyrights or other rights of Third Parties. However Accelr8 has, as of the Effective Date, no knowledge of any such infringements;

     (c) An obligation to furnish any know-how or technology not agreed to in this Agreement, to bring or prosecute actions or suits against Third Parties for infringement or to provide any services other than those specified in this Agreement.

9.04 Schott covenants that it shall:

     (a) cause Licensed Products sold under this Agreement to be marked with the notice of the patent numbers or patent pending, as may be legally required.

     (b) comply with all laws and regulations of the United States and any other country as appropriate concerning or controlling the import or export of Licensed Products.

     (c) comply with all laws and regulations of the country as concerned with. regard to. the manufacture. marketing, promotion or distribution of Licensed Products.

     (d) appropriately label Licensed Products for use and sale, including, without limitation, restrictions in the instructions for use prohibiting use for medical purposes.

9.05 Except in connection with liability for breach of Article 8 or 9, no Party shall be entitled to recover from the other Party any special, incidental, indirect, consequential or punitive damages in connection with this Agreement or any license granted hereunder, provided, however, that this ss.9.0S shall not be construed to limit any Party's indemnification obligations under Article 10 or any remedies available at law for a violation of a Party's intellectual property or proprietary rights.

                    ARTICLE 10. INDEMNIFICATION AND INSURANCE

10.01 Schott Indemnification. Schott shall indemnify and hold Accelr8 and its Affiliates, and their respective officers, directors, employees, consultants and agents (each, an "Accelr8 Indemnitee") harmless from and against all liability, damages, losses, costs and expenses including reasonable attorneys fees and expenses (collectively, "Losses"), in connection with a claim asserted by a Third Party for death, personal injury, illness, property damage, noncompliance with applicable laws and any other Third Party claim, proceeding, demand, (each, a "Third Party Claim") in connection with or arising out of:

     (a) any use of the Accelr8 Technology in a manner not expressly permitted under the licenses granted to Schott hereunder,

     (b) the design, manufacture, use, production, marketing, sale or distribution of Licensed Products;

     (c) any representation or warranty made by Schott in Article 9 of this Agreement; or

     (d) the gross negligence or willful misconduct of Schott; or

     (e) any claims that the manufacture, use, sale or import of the Licensed Products solely done by or through Schott infringes or violates any patent or other rights of Oxford Gene Technology. However, no indemnification applies by Schott for Accelr8 and its Affiliates, and their respective officers, directors, employees, consultants and agents (each, an "Accelr8 Indemnitee") for any actions arising from, but not limited to, ss.2.03 and ss.2.04.

10.02 Control of Defense. Accelr8 shall give prompt written notice of the Third Party Claim to Schott and Schott shall defend against such Third Party Claim with the reasonable cooperation of the Accelr8 Indemnitee; provided that (i) Accelr8 shall have the exclusive right to control the defense or settlement of any Third Party Claim involving the validity, enforceability or scope of any Accerl8 Intellectual Property or Patents owned by Accelr8 notwithstanding anything to the contrary herein, and (ii) subject to item (i) above, the Accelr8 Indemnitee will not settle any such Third Party Claim without the prior written consent of Schott, which consent shall not be unreasonably withheld, conditioned or delayed. Each Accelr8 Indemnitee shall have the right to be present in person or through counsel at substantive legal proceedings relating to the applicable Third Party Claim.

                ARTICLE 11. DURATION, TERMINATION AND CONVERSION

11.01 Term. This Agreement shall become effective as of the Effective Date and shall have a two (2) year term, unless earlier terminated pursuant to ss.11.02. Thereafter this Agreement is extended for the one (1) year Renewal Term upon written agreement of the Parties, where Schott has the right to choose the from of renewal as described in ss.5.02 b) and c).

11.02 Termination. This Agreement shall terminate if either Party gives written notice to the other Party of the other Party's material breach of the terms of this Agreement, and the other Party fails to cure such breach within thirty (30) days of its receipt of such notice.

11.03 Effect of Termination.

     (a) Upon termination of this Agreement, the licenses and rights granted to Schott hereunder shall immediately terminate, provided that Schott shall have the right to continue to sell (but not manufacture) the Licensed Product in its inventory as provided in ss.11.03(b).

     (b) Schott may dispose of all previously made Licensed Products within one hundred and twenty (120) days after the effective date of such termination, provided, however, that the sale of such Licensed Products shall remain subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of royalty reports thereon.

     (c) Within thirty (30) days following the expiration or termination of this Agreement, each Party shall deliver to the other Party any and. all copies of any documents or tangible items that contain any Confidential Information of the other Party in its possession or under its control.

11.04 Accrued Rights and Obligations: Survival. Expiration or termination of this Agreement shall not affect any accrued rights or obligations of any Party. The provisions of Articles 6-10 and 12-13, and ss.2.04, 5.03-5.07, and 11.03-11.06 of this Agreement shall survive expiration or termination of this Agreement for any reason (subject to any subsequent dates of termination referred to in such individual Articles and Sections).

11.05 Exercise of Rights to Terminate. If any Party elects to terminate this Agreement pursuant to the terms of this Article 11, such Party will not be required to compensate the other Party for any damage or loss that such other Party may suffer as a result of the terminating Party exercise of its rights under this Article 11.

11.06 Damages: Relief Subject to ss.11.05 above, termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to under the terms of this Agreement or at law or equity upon such termination.

                         ARTICLE 12. DISPUTE RESOLUTION

12.01 In the event of any dispute arising out of or relating to this Agreement, the affected Party shall promptly notify the other party ("Notice Date"), and the Parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to senior executives of the Parties, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to negotiate a settlement. If the senior executives of the Parties fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, either Party may at any time thereafter and upon notice to the other Party, submit such dispute to be finally settled by arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules, as such rules may be modified by the following provisions of this Article 12.

12.02 Not later than 30 days after commencement of the arbitration, the Parties shall select one arbitrator from the AAA's Roster of Neutrals, provided that such arbitrator shall in any event be a patent attorney with significant experience in the biotechnology industry. If the Parties are unable to agree on an arbitrator, an arbitrator meeting the above qualifications shall be selected in accordance with AAA's rules not later than 60 days after commencement of the arbitration. The place of the arbitration shall be Denver, Colorado.

12.03 The arbitration shall be governed by the substantive laws of the State of Colorado without regard to conflict of law rules, Title 9 of the US Code (United States Arbitration Act) and the Commercial Arbitration Rules of the American Arbitration Association, except to the extent expressly limited by this Article 12.

12.04 Each Party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre hearing discovery, including (a) exchange of witness lists, (b) depositions under oath of named witnesses at a mutually convenient location, (c) written interrogatories, and (d) document requests. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator, which determination shall be conclusive. All discovery shall be completed' within forty five (45) days following the appointment of the arbitrator. Upon. conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the Parties and shall promptly render a written opinion and award.

12.05 The arbitrator will have no authority to award any damages inconsistent with the terms of this Agreement except as may be required by statute. Judgment on the award may be entered by any court of competent jurisdiction.

12.06 Each Party shall bear its own costs and expenses in relation to such arbitration, provided however, that the Parties shall share equally the costs and expenses of the arbitrator.

                            ARTICLE 13. MISCELLANEOUS

13.01 Assignment. Except as expressly provided hereunder, no Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that any Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent to an Affiliate or in connection with the transfer or sale to a Third Party of all or substantially all of the assets or outstanding capital stock of such Party, whether by merger, sale of stock, or sale of assets. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

13.02 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding its choice of law principles.

13.03 Notices. Any notice or other communication required or permitted to be given to any Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person; (b) the date of electronically confirmed facsimile transmission if during the recipient's normal business hours, or otherwise on the next business day of the recipient; (c) one (1) business day after sending via next business day delivery by a nationally recognized overnight courier service; or (d) three (3) days after mailing by registered or certified mail, postage prepaid and return receipt requested, to the Party to be notified at the following address or facsimile number:

In the case of Accelr8:

Accelr8 Technology Corporation
7000 North Broadway, Bldg 3-307
Denver, Colorado S0221
Facsimile: 1-303-863-121S
Attention: Thomas V. Geimer, Chairman and CEO CC:

In the case of Schott:

Schott Jenaer Glas GmbH
Otto-Schott-Strasse 13
07745 Jena, Germany
Facsimile: 49-3641-681973
Attention: Dr. Lutz Wehmeier, General Manager Schott Nexterion CC:

Any Party may change its address for communications by a notice to the other Parties in accordance with this ss.13.03.

13.04 Use of Name. Accelr8 grants to Schott the right to use Accelr8's name in the promotion of the Licensed Product.

13.05 Entire Agreement The terms and provisions contained in this Agreement (including any and all Appendices referred to herein) constitute the entire Agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof: and no agreement or understanding varying or extending this Agreement will be binding upon any Party hereto, unless in writing which specifically refers to this Agreement, signed by duly authorized officers or representatives of each of the Parties, and the provisions of this Agreement not specifically amended thereby shall remain in full force and effect according to their terms. This Agreement expressly supercedes and replaces the terms of the Letter of Intent between the Parties dated October 15, 2003, and the terms of the Supply Agreement between the Parties dated October 15, 2003.

13.06 Severability. The provisions and clauses of this Agreement are severable, and in the event that any provision or clause is determined to be invalid or unenforceable under any controlling body of the law, such provision or clause shall, if possible, be interpreted to achieve the intent of the Parties to this Agreement to the extent possible rather than voided. In any event, such invalidity or unenforceability will not in any way affect the validity or enforceability of the remaining provisions and clauses hereof.

13.07 No Agency. The Parties relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not establish a joint venture, partnership or similar business relationship among the Parties, except as expressly set forth herein. No Party is a legal representative of any other Party hereto, and no Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of any other Party for any purpose whatsoever.

13.08 Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

13.09 Amendment. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by duly authorized representatives of the Parties to this Agreement.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

13.11 No Third Party Rights or Obligations. No provision of this Agreement shall be deemed or construed in any way to result in the creation of any rights or obligation in any Third Party.

13.12 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

13.13 Cumulative Rights. The rights, powers and remedies hereunder shall be in addition to, and not in limitation of: all rights, powers and remedies provided at law or in equity, or under any other agreement between the Parties. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

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



     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in duplicate by their respective duly authorized officers.

ACCELER8 TECHNOLOGY CORPORATION           SCHOTT JENAER GLAS GMBH

By: __________________________            By: __________________________

Name: ________________________            Name: ________________________

Title: _______________________            Title: _______________________

                                          By: __________________________

                                          Name: ________________________

                                          Title: _______________________